                                                                   EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Electronic Arts Inc.:


We consent to incorporation by reference in the registration statement dated August 3, 1998, on Form S-8 of Electronic Arts Inc. of our report dated May 1, 1998, relating to the consolidated balance sheets of Electronic Arts Inc. and subsidiaries as of March 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1998, and the related schedule, which reports appear in the March 31, 1998, annual report on Form 10-K of Electronic Arts Inc.


                                                 /s/ KPMG Peat Marwick LLP

                                                 KPMG Peat Marwick LLP

Mountain View, California
August 3, 1998




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